UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.           )

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BOOT BARN HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement for Annual Meeting of Stockholders

July 27, 2018

Dear Fellow Boot Barn Stockholder:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Boot Barn Holdings, Inc., which will be held at Boot Barn Holdings, Inc., 15345 Barranca Pkwy., Irvine, California 92618, on  Friday,  September 7, 2018, at 11:30 a.m. local time.

At the Annual Meeting, we will ask you to elect all eight members of our board of directors and ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2019 fiscal year.

There have been several changes to our board of directors this past year. I am very pleased that we have three new nominees for election at this year’s Annual Meeting: Anne MacDonald,  the principal of MacDonald Marketing Consultancy, LLC, who joined our board of directors in May of 2018; Lisa G. Laube, the Executive Vice President and Chief Merchandising Officer of Floor & Decor Holdings, Inc., who joined our board of directors in July of 2018; and Brad Weston, former Chief Executive Officer of Petco, who joined our board of directors in July of 2018.

Also during the year, Christian B. Johnson and J. Frederick Simmons, each of whom had been a director for as long as we have been a public company, left our board of directors. We thank each of them for their many contributions over the years.

We have elected to provide access to the proxy materials over the internet, other than to those stockholders who request a paper copy, under the Securities and Exchange Commission’s “notice and access” rules to reduce the environmental impact and cost of our Annual Meeting. However, if you would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Therefore, we urge you to promptly vote and submit your proxy via the internet, by telephone, or by mail, in accordance with the instructions included in the Proxy Statement.

On behalf of the board of directors, we would like to thank you for your continued interest and investment in Boot Barn Holdings, Inc.

Sincerely,

James G. Conroy

President and Chief Executive Officer

BOOT BARN HOLDINGS, INC.

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	Friday, September 7, 2018 at 11:30 a.m. local time.

Place:	Boot Barn Holdings, Inc., 15345 Barranca Pkwy., Irvine, California 92618.

Items of Business:	(1)	To elect directors to serve until the 2019 Annual Meeting of stockholders or until their successors are duly elected and qualified.

	(2)	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 30, 2019.

	(3)	To consider such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Adjournments and Postponements:

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date:	Holders of record of our common stock as of the close of business on July 13, 2018 will be entitled to notice of, and to vote at, the Annual Meeting.

Voting:

Your vote is very important. All stockholders as of the record date are cordially invited to attend the Annual Meeting and vote in person. To assure your representation at the Annual Meeting, however, we urge you to vote by proxy as promptly as possible over the Internet or by phone as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. You may vote in person at the Annual Meeting even if you have previously returned a proxy.

By Order of the board of directors,

Gregory V. Hackman Chief Financial Officer and Secretary

This notice of Annual Meeting and proxy statement and form of proxy are being distributed and made available on or about July 27, 2018.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder

Meeting to be held on September 7, 2018.

This proxy statement and our 2018 Annual Report to Stockholders, are available at http://investor.bootbarn.com.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should review all of the information contained in the proxy statement before voting.

Annual Meeting of Stockholders

Date:	Friday, September 7, 2018
Time:	11:30 a.m., local time
Location:	Boot Barn Holdings, Inc., 15345 Barranca Pkwy., Irvine, California 92618
Record Date:	July 13, 2018
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote.

Proposals and Voting Recommendations

	Board Recommendation	Page
Election of Directors
Peter Starrett	For	5
Greg Bettinelli	For	6
Brad J. Brutocao	For	6
James G. Conroy	For	6
Lisa G. Laube	For	7
Anne MacDonald	For	7
Brenda I. Morris	For	8
Brad Weston	For	8
Ratification of Deloitte & Touche LLP as our independent registered public accounting firm	For	22

Voting Methods

You can vote in one of four ways:

Visit www.envisionreports.com/BOOT to vote VIA THE INTERNET
Call 1‑800‑652‑VOTE (8683) to vote BY TELEPHONE
Sign, date and return your proxy card in the prepaid enclosed envelope to vote BY MAIL
Attend the Annual Meeting to vote IN PERSON

To reduce our administrative and postage costs and the environmental impact of the Annual Meeting, we encourage stockholders to vote via the Internet or by telephone, both of which are available 24 hours a day, seven days a week, until 5:00 p.m. Central Time on September 6, 2018. Stockholders may revoke their proxies at the times and in the manners described on page 4 of this proxy statement.

If your shares are held in “street name” through a bank, broker or other holder of record, you will receive voting instructions from the holder of record that you must follow in order for your shares to be voted. If you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares.

BOOT BARN HOLDINGS, INC.

15345 Barranca Pkwy.

Irvine, California 92618

2018 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

This Proxy Statement and the enclosed form of proxy are solicited on behalf of Boot Barn Holdings, Inc., a Delaware corporation (referred to as our “Company”), by our board of directors for use at the 2018 Annual Meeting of Stockholders, (referred to as the “Annual Meeting”) and any postponements or adjournments thereof. The Annual Meeting will be held at Boot Barn Holdings, Inc., 15345 Barranca Pkwy., Irvine, California 92618, on Friday,  September 7, 2018, at 11:30 a.m. local time.

Internet Availability of Proxy Materials

In accordance with rules adopted by the Securities and Exchange Commission (referred to as the “SEC”) that allow companies to furnish their proxy materials over the Internet, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy statement and our 2018 Annual Report to most of our stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents and vote over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including our proxy statement, our 2018 Annual Report, and a form of proxy card. We believe this process will allow us to provide our stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.

These proxy solicitation materials are being first released on or about July 27, 2018 to all stockholders entitled to vote at the Annual Meeting.

Record Date

Stockholders of record at the close of business on July 13, 2018, which we have set as the record date, are entitled to notice of and to vote at the Annual Meeting.

Number of Outstanding Shares

On the record date, there were 27,995,386 outstanding shares of our common stock, par value $0.0001 per share.

Requirements for a Quorum

The holders of a majority of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Each stockholder voting at the Annual Meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the Annual Meeting.

Votes Required for Each Proposal

Assuming that a quorum is present, directors shall be elected by a plurality of the votes cast by shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Therefore, the eight nominees who receive the greatest number of affirmative votes cast shall be elected as directors. We do not have cumulative voting rights for the election of directors.

The proposal to ratify Deloitte & Touche LLP as the independent registered public accounting firm of our Company for the fiscal year ending March 30, 2019 shall be decided by the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.

The vote on each matter submitted to stockholders is tabulated separately. ComputerShare Trust Company, N.A., or a representative thereof, will tabulate the votes.

Our Board’s Recommendation for Each Proposal

Our board of directors recommends that you vote your shares:

•“FOR” each director nominee; and

•“FOR” the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of our Company for the fiscal year ending March 30, 2019.

Voting Instructions

You may vote your shares by proxy by doing any one of the following: vote via the Internet at www.envisionreports.com/BOOT; call 1‑800‑652‑VOTE (8683) to vote by telephone; or sign, date and return your proxy or voting instruction card in the prepaid enclosed envelope to vote by mail. When a proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting as directed.

If a proxy card is properly executed and returned and no voting specification is indicated, the shares will be voted (1) “for” the election of each of the eight nominees for director set forth in this proxy statement, (2) “for” the proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of our Company for the fiscal year ending March 30, 2019,  and (3) as the persons specified in the proxy deem advisable in their discretion on such other matters as may come before the Annual Meeting. As of the date of this proxy statement, we have received no notice of any such other matters.

If you attend the Annual Meeting, you may vote in person even if you have previously voted via the Internet or by phone or returned a proxy or voting instruction card by mail, and your in‑person vote will supersede any vote previously cast.

Broker Non‑Votes and Abstentions

If you are a beneficial owner of shares held in “street name” and do not provide the broker, bank, or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non‑routine matters. If the broker, bank, or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non‑routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is commonly referred to as a “broker non‑vote.”

The election of directors (“Proposal 1”) is a matter considered non‑routine under applicable rules. Therefore, a broker, bank, or other nominee cannot vote without your instructions on Proposal 1; as a result, there may be broker non‑votes on Proposal 1. For your vote to be counted in Proposal 1, you will need to communicate your voting decisions to your broker, bank, or other nominee before the date of the Annual Meeting using the voting instruction form provided by your broker, bank, or other nominee.

The ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 30, 2019 (“Proposal 2”) is a matter considered routine under applicable rules. A broker, bank, or other nominee may generally vote on routine matters, and therefore no broker non‑votes are expected to exist in connection with Proposal 2.

Broker non‑votes and abstentions each are counted for determining the presence of a quorum. The election of directors requires a plurality of votes cast. Neither broker non‑votes nor any withhold votes in the election of directors will have any effect thereon. With respect to Proposal 2, because they represent shares present and entitled to vote that are not voted in favor of such proposal, abstentions have the same effect as votes “against” such proposal.

Revoking Proxies

Any stockholder giving a proxy may revoke the proxy at any time before its use by furnishing to us either a written notice of revocation or a duly executed proxy (via internet, telephone or mail) bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Election Inspector

We have engaged ComputerShare Trust Company, N.A. to be the election inspector. Votes cast by proxy or in person at the Annual Meeting will be tabulated by such election inspector, who will determine whether a quorum is present. The election inspector will treat broker non‑votes and abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, and as described in the “Broker Non‑Votes and Abstentions” section of this proxy statement for purposes of determining the approval of any matter submitted to stockholders for a vote.

Voting Results

The final voting results from the Annual Meeting will be included in a Current Report on Form 8‑K to be filed with the SEC within four business days of the Annual Meeting.

Costs of Solicitation of Proxies

We will bear the cost of this proxy solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding proxy solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e‑mail, without additional compensation. We do not expect to engage or pay any compensation to a third‑party proxy solicitor.

Householding

We have adopted a procedure called “householding”, which has been approved by the SEC. Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials, and as applicable, any additional proxy materials that are delivered. A separate proxy card for each stockholder of record will be included in the printed materials. This procedure reduces our printing costs, mailing costs and fees. Upon written request, we will promptly deliver a separate copy of the Notice or, if applicable, the printed proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice or Annual Report or, if applicable, the printed proxy materials, please notify us by sending a written request to our Corporate Secretary at 15345 Barranca Pkwy., Irvine, California 92618. Street name stockholders may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Availability of our Filings with the SEC and Additional Information

Through our investor relations website, http://investor.bootbarn.com, we make available free of charge all of our SEC filings, including our proxy statements, our Annual Reports on Form 10‑K, our Quarterly Reports on Form 10‑Q, and our Current Reports on Form 8‑K, as well as Form 3, Form 4, and Form 5 reports of our directors, officers, and principal stockholders, together with amendments to these reports filed or furnished pursuant to Sections 13(a), 15(d), or 16 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We will also provide upon written request, without charge to each stockholder of record as of the record date, a copy of our Annual Report on Form 10‑K for the fiscal year ended March 31, 2018 as filed with the SEC. Any exhibits listed in the Form 10‑K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Corporate Secretary at our executive offices set forth in this proxy statement.

All of our SEC filings can also be accessed through the SEC’s website, http://www.sec.gov, or reviewed and copied at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call (800) 732-0330 for further information on the Public Reference Room.

The common stock of our Company is listed on the NYSE, and reports and other information on our Company can be reviewed at the office of the NYSE at 11 Wall Street, New York, NY 10005.

Information Deemed Not Filed

Our 2018 Annual Report to Stockholders, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our Company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

Other Information

We report our results of operations on a 52‑ or 53‑week fiscal year ending on the last Saturday in March, unless April 1 is a Saturday, in which case the fiscal year ends April 1. In a 52-week fiscal year, each quarter includes thirteen weeks of operations; in a 53-week fiscal year, the first, second and third quarters each include thirteen weeks of operations and the fourth quarter includes fourteen weeks of operations. Our last three completed fiscal years ended on March 26, 2016, April 1, 2017 and March 31, 2018.  The years ending March 31, 2018 and March 26, 2016 were each 52‑week periods. The year ending April 1, 2017 was a 53-week period. We refer to our fiscal years ended March 26, 2016, April 1, 2017 and March 31, 2018 as “fiscal 2016”, “fiscal 2017” and “fiscal 2018”, respectively.

As used in this proxy statement, unless the context otherwise requires, references to the “Company”, “Boot Barn”, “we”, “us” and “our” refer to Boot Barn Holdings, Inc. and, where appropriate, its subsidiaries.

CORPORATE GOVERNANCE

Our Board

Our business and affairs are managed by our board of directors, which consists of eight members.

Peter Starrett Chairman of the Board Independent Director Age: 70 Director since: 2011 Chairman since: 2012 Committees: Compensation Corporate Governance and Nominating, Chairperson

Mr. Starrett has served as Chairman of the Board since 2012 and as a member of our board of directors since 2011. From May to November of 2012, Mr. Starrett served as our interim Chief Executive Officer. Mr. Starrett has over 30 years of experience in the retail industry. In 1998, Mr. Starrett founded Peter Starrett Associates, a retail advisory firm, and has served as its President since that time. From 1990 to 1998, Mr. Starrett served as the President of Warner Bros. Studio Stores Worldwide, a specialty retailer. Previously, he was Chairman and Chief Executive Officer at The Children's Place, a specialty clothing retailer. Prior to that, he held senior executive positions at both Federated Department Stores and May Department Stores, each a department store retailer. Mr. Starrett serves on the board of directors of Floor & Decor Holdings, Inc. (NYSE, FND), a retailer of hard surface flooring. In addition, he is a member of the board of directors of several private companies. Previously, he was also Chairman of the Board of Pacific Sunwear, Inc., and served on the board of directors of hhgregg, Inc.  Mr. Starrett received a bachelor's degree from the University of Denver and received a master's degree in business administration from Harvard University. We believe that Mr. Starrett is qualified to serve on our board of directors because of his extensive experience as an officer and director of both public and private companies in the retail industry.

Greg Bettinelli Independent Director Age: 46 Director since: 2012 Committees: Audit Corporate Governance and Nominating

Mr. Bettinelli has served as a member of our board of directors since 2012. Mr. Bettinelli has over 15 years of experience in the Internet and e‑commerce industries. Since January 2014, Mr. Bettinelli has been a Partner with Upfront Ventures, a venture capital firm. From 2009 to 2013, Mr. Bettinelli was the Chief Marketing Officer for HauteLook, a leading online flash‑sale retailer. From 2008 to 2009, Mr. Bettinelli was Executive Vice President of Business Development and Strategy at Live Nation, a ticketing business. From 2003 to 2008, Mr. Bettinelli held a number of leadership positions at eBay Inc., including Senior Director of Business Development at StubHub and Director of Event Tickets and Media. Mr. Bettinelli also previously served on the board of directors of hhgregg, Inc., a retailer of appliances and consumer electronics. Mr. Bettinelli received a bachelor’s degree from the University of San Diego and a master’s degree in business administration from Pepperdine University. We believe that Mr. Bettinelli is qualified to serve on our board of directors because of his extensive experience in online retail marketing and e‑commerce.

Brad J. Brutocao Independent Director Age: 44 Director since: 2011 Committees: Compensation Corporate Governance and Nominating

Mr. Brutocao has served as a member of our board of directors since 2011. In 1997, Mr. Brutocao joined Freeman Spogli & Co., a private equity investment firm and a stockholder, and, in 2008, became a partner. From 1995 to 1997, Mr. Brutocao was employed by Morgan Stanley & Co. Incorporated in the Mergers and Acquisitions Group and Corporate Finance Department. Mr. Brutocao currently serves on the boards of directors of the parent entities of Arhaus, LLC, a home furnishings retailer, City Barbeque, a fast-casual restaurant concept, Floor & Decor Holdings, Inc. (NYSE, FND), a retailer of hard surface flooring, Plantation Products, LLC, a supplier of lawn and garden consumables, and Regent Holding, a supplier of home décor and accent products. Mr. Brutocao received his bachelor’s degree from the University of California, Los Angeles. We believe that Mr. Brutocao is qualified to serve on our board of directors because of his experience managing investments in, and serving on the boards of, companies operating in the retail and consumer industries.

James G. Conroy Director Age: 48 Director since: 2012

Mr. Conroy has been a director and our President and Chief Executive Officer since 2012. Prior to joining Boot Barn, Mr. Conroy was with Claire’s Stores, Inc. from 2007 to 2012 where Mr. Conroy served as Chief Operating Officer and Interim Co‑Chief Executive Officer in 2012, President from 2009 to 2012 and Executive Vice President from 2007 to 2009. Before joining Claire’s Stores, Inc., Mr. Conroy was also employed by Blockbuster Entertainment Group from 1996 to 1998, Kurt Salmon Associates from 2003 to 2005 and Deloitte Consulting in various capacities. Mr. Conroy received a bachelor’s degree in business management and marketing and a master’s degree in business administration from Cornell University. We believe Mr. Conroy is qualified to serve on our board of directors because of his expertise in the strategic and operational aspects of the retail industry, which he has gained during his 25 years working in the industry.

Lisa G. Laube Independent Director Age: 55 Director since: 2018 Committee: Compensation

Ms. Laube joined our board of directors in July of 2018. She has served as the Executive Vice President and Chief Merchandising Officer of Floor & Decor Holdings, Inc. (NYSE, FND) since 2012. She is responsible for merchandising, marketing, inventory and e-commerce. From 2006 to 2011, Ms. Laube was President of Party City where she was responsible for merchandising, marketing and e-commerce and prior to that she was the company's Chief Merchandising Officer. From 2002 to 2004, she was the Vice President of Merchandising for White Barn Candle Company, a division of Bath and Body Works. Prior to that, Ms. Laube worked from 1996 to 2002 at Linens 'n Things beginning as a Buyer and progressing to General Merchandising Manager. From 1988 to 1996, she was a Buyer at Macy's in the Textiles division. Ms. Laube began her career at Rich's department store in the Executive Training Program. She graduated from the Terry School of Business, University of Georgia in 1985 with a B.B.A. in Marketing. We believe that Ms. Laube is qualified to serve on our board of directors because of her extensive experience in merchandising, marketing and e‑commerce.

Anne MacDonald Independent Director Age: 62 Director since: 2018 Committees: Audit Corporate Governance and Nominating

Ms. MacDonald joined our board of directors in May of 2018. Ms. MacDonald currently advises companies through MacDonald Marketing Consultancy, LLC. Ms. MacDonald has over 30 years of experience across marketing disciplines and industries. She spent the first 13 years of her career in the advertising industry at NW Ayer and Grey Advertising. In her capacity as Managing Director she oversaw the agency’s work for major CPG, telecommunication, airline, cosmetic, technology and financial services companies. Ms. MacDonald moved to the corporate side in 1993 as the VP Brand Management for PepsiCo’s Pizza Hut division. From 1997 to 2011, Ms. MacDonald held the position of Chief Marketing Officer at several Fortune 100 companies, including Citigroup, Macy’s and Travelers. From 2007 to 2009, Ms. MacDonald was a Partner at Rockefeller/Insight Capitalists Consulting Group. Ms. MacDonald currently serves on the board of directors of Hiscox Inc., a British specialty insurer. Ms. MacDonald previously served on the public boards of Catalina Marketing Corporation, a digital media company, stepping down when they were taken private and Rentrak Corporation, a global media measurement and research company, stepping down upon the completion of their merger with Comscore. Ms. MacDonald serves on the advisory boards of Zeotap GmbH, a telecom data analytics company, Tuckerman & Co., an e-commerce shirting company, and Chops Snacks, Inc., a premium beef jerky company. From 2014 to 2017 Ms. MacDonald worked as an advisor at Yale University’s start-up incubator, Yale Entrepreneurial Institute. Ms. MacDonald received her bachelor’s degree from Boston College and an MBA from the University of Bath in England. We believe that Ms. MacDonald is qualified to serve on our board of directors because of her experience as a board member and over 30+ years of experience and insight in marketing, building enduring brands and developing and launching new products.

Brenda I. Morris Independent Director Age: 53 Director since: 2014 Committee: Audit, Chairperson

Ms. Morris was appointed to our board of directors in September 2014. Ms. Morris has over 30 years of experience in finance, accounting and operations roles, with over 25 years of experience in the consumer products, retail and wholesale sectors. In October 2016, Ms. Morris joined Apex Parks Group, a privately held operating company formed in 2014 acquiring 17 amusement parks and family entertainment centers since inception, as its Chief Financial Officer. Ms. Morris previously served at Hot Topic, Inc., a specialty retailer, as Senior Vice President, Finance from 2015 to October 2016. Ms. Morris previously served as Chief Financial Officer for 5.11 Inc., a tactical gear and apparel wholesaler and retailer, from 2013 to 2015, as Chief Financial Officer for Love Culture, a young women’s fashion retailer, from 2011 to 2013, and as Chief Financial Officer for Icicle Seafoods, Inc., a premium seafood processor and distributor, from 2009 to 2011. Ms. Morris was also Chief Operating Officer and Chief Financial Officer of iFloor.com from 2007 to 2009, Chief Financial Officer at Zumiez Inc. from 2003 to 2007, and Director of Finance and then Vice President/Chief Financial Officer at K2 Corporation from 1999 to 2003. Ms. Morris also serves on the board of directors for Duluth Holdings Inc. (Nasdaq, DLTH) as well as on their Compensation Committee, joining their board in September 2015. Ms. Morris also serves on the advisory board of Asarasi, Inc., and she has served on the Pacific Lutheran University Board of Regents since 2011. Ms. Morris has served on several non-profit boards in various capacities, including Treasurer, and on an audit committee and a compensation committee. Ms. Morris is a CPA (inactive), Certified Management Accountant and Certified Global Management Accountant. Ms. Morris holds a bachelor’s degree in business administration with a concentration in accounting from Pacific Lutheran University and a M.B.A. from Seattle University. We believe that Ms. Morris is qualified to serve on our board of directors because her extensive experience in accounting and executive management provides her with the ability to share valuable insights into financial reporting, corporate finance, transactional knowledge and operations.

Brad Weston Independent Director Age: 53 Director since: 2018 Committees: Audit Compensation, Chairperson

Mr. Weston joined our board of directors in July of 2018. Mr. Weston worked for Petco from 2011 to 2018, first as Executive Vice President and Chief Merchandising Officer overseeing all merchandising activities, including buying, operations, planning and inventory, sourcing, private brand, store design, and Petco’s marketing and e-commerce, and then as Chief Executive Officer from 2016. Prior to joining Petco, Brad served as Senior Vice President and Chief Merchandising Officer for Dick’s Sporting Goods, Inc., Golf Galaxy and dicksportinggoods.com. Previously, Mr. Weston was Senior Vice President, General Merchandise Manager for May Merchandising Company in St. Louis. Mr. Weston started his career as an executive trainee with Robinsons-May in Los Angeles, and eventually became Senior Vice President and General Merchandise Manager. Since July of 2017, Mr. Weston has served on the board of directors of National Retail Federation, the world’s largest retail trade association. Mr. Weston holds a bachelor’s degree in business administration with a finance and marketing emphasis from the University of California, Berkeley. We believe that Mr. Weston is qualified to serve on our board of directors because of his extensive experience in the retail industry.

Board Structure

Currently our board of directors consists of eight directors. Our amended and restated bylaws provide that our board of directors will consist of the number of directors that our board of directors may determine from time to time, up to a maximum of nine directors. Our board of directors has determined that Mr. Starrett, Mr. Bettinelli, Mr. Brutocao, Ms. Laube, Ms. MacDonald,  Ms. Morris and Mr. Weston are currently independent for the purpose of serving on our board of directors under the independence standards promulgated by the NYSE.

Board Leadership Structure

Our board of directors has no policy with respect to the separation of the offices of Chief Executive Officer and Chairman of the Board. It is the view of the board of directors that rather than having a rigid policy, the board of directors, with the advice and assistance of the nominating and corporate governance committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether to institute a formal policy. Currently, our leadership structure separates these roles, with Mr. Starrett serving as our Chairman of the Board and Mr. Conroy serving as our President and Chief Executive Officer. Our board of directors believes that separating these roles provides the appropriate balance between strategy development, flow of information between management and the board of directors, and oversight of management. By segregating the roles of the Chairman and the Chief Executive Officer, we reduce any duplication of effort between the Chief Executive Officer and the Chairman of the Board. We believe this provides guidance for our board of directors, while also positioning our Chief Executive Officer as the leader of the Company in the eyes of our customers, employees, and other stakeholders. As Chairman of the Board, Mr. Starrett, among other responsibilities, presides over regularly scheduled meetings of the board of directors, serves as a liaison between the directors, and performs such additional duties as our board of directors may otherwise determine and delegate. By having Mr. Starrett serve as Chairman of the Board, Mr. Conroy is better able to focus his attention on running our Company.

The Board’s Role in Risk Oversight

Our board of directors is primarily responsible for overseeing our risk management processes. Our board of directors, as a whole, determines the appropriate level of risk for our Company, assesses the specific risks that we face, and reviews management’s strategies for adequately mitigating and managing the identified risks. Although our board of directors administers this risk management oversight function, our audit committee supports our board of directors in discharging its oversight duties and addresses risks inherent in its area.

Board Participation

Our board of directors held four meetings in fiscal 2018. During fiscal 2018, each of our directors attended 75% or more of all of the meetings of our board of directors and of the committees on which he or she served. We regularly schedule executive sessions in which independent directors meet without the presence or participation of management.

We encourage our directors to attend each annual meeting of stockholders. All of our directors attended the 2017 annual meeting of stockholders either in person or by telephone.

Board Committees

Our board of directors has the authority to appoint committees to perform certain management and administration functions. Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the board of directors.

Audit Committee

Our audit committee provides oversight of our accounting and financial reporting process, the audit of our financial statements and our internal control function. Among other matters, the audit committee is responsible for the following:

•assisting the board of directors in oversight of our independent registered public accounting firm’s qualifications, independence and performance;

•the engagement, retention, oversight, evaluation and compensation of our independent registered public accounting firm;

•reviewing the scope of the annual audit;

•reviewing and discussing with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements, including the disclosures in our annual and quarterly reports filed with the SEC;

•reviewing our risk assessment and risk management processes;

•reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

•establishing procedures for receiving, retaining and investigating complaints received by us regarding accounting, internal accounting controls or audit matters;

•approving audit and permissible non‑audit services provided by our independent registered public accounting firm; and

•reviewing the performance of the audit committee, including compliance with its charter.

Our audit committee is comprised of Brenda I. Morris, the chair of the committee, Greg Bettinelli, Anne MacDonald and Brad Weston. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the NYSE. Our board of directors has determined that Ms. Morris is an “audit committee financial expert” as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE. Ms. Morris, Mr. Bettinelli, Ms. MacDonald and Mr. Weston are all independent directors as defined under the applicable rules and regulations of the SEC and the NYSE. Our audit committee has a written charter that sets forth the audit committee’s purpose and responsibilities. A copy of the charter is available on our website and described under “Availability of Corporate Governance Information” on page 12.

Our audit committee met four times during fiscal 2018.

Compensation Committee

Our compensation committee adopts, administers and reviews the compensation policies, plans and benefit programs for our executive officers and all other members of our executive team. Among other matters, the compensation committee is responsible for the following:

•evaluating annually the performance of our Chief Executive Officer in consultation with the board of directors;

•reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer;

•determining the compensation of our Chief Executive Officer based on its evaluation and review;

•reviewing and approving the compensation of all other executive officers;

•adopting and administering our equity compensation plans;

•making recommendations regarding non‑employee director compensation to the full board of directors;

•reviewing the performance of the compensation committee, including compliance with its charter; and

•retaining and supervising compensation consultants and other advisors to the compensation committee and evaluating independence and conflict of interest issues with respect to these advisors to ensure compliance with applicable laws and listing standards.

Our compensation committee is comprised of Brad Weston, the chair of the committee, Peter Starrett, Brad J. Brutocao and Lisa G. Laube.  Mr. Weston, Mr. Starrett, Mr. Brutocao and Ms. Laube are all independent directors as defined under the applicable rules and regulations of the SEC and the NYSE. The members of our compensation committee, other than Mr. Starrett, are “non‑employee directors” within the meaning of Rule 16b‑3 under the Exchange Act and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. Our compensation committee has a written charter that sets forth the committee’s purpose and responsibility. A copy of the charter is available on our website and described under “Availability of Corporate Governance Information” on page 12.

Our compensation committee met four times during fiscal 2018.

Nominating and Corporate Governance Committee

Our corporate governance and nominating committee is responsible for, among other things, making recommendations regarding corporate governance, the composition of our board of directors, identification, evaluation and nomination of director candidates and the structure and composition of committees of our board of directors. Among other matters, the nominating and corporate governance committee is responsible for the following:

•identifying individuals qualified to become board members;

•overseeing our corporate governance guidelines;

•approving our committee charters;

•overseeing compliance with our code of business conduct and ethics;

•contributing to succession planning;

•reviewing actual and potential conflicts of interest of our directors and officers;

•overseeing the management evaluation process;

•overseeing the board self‑evaluation process; and

•reviewing the performance of the nominating and corporate governance committee, including compliance with its charter.

Our nominating and corporate governance committee is comprised of Peter Starrett, the chair of the committee, Brad J. Brutocao, Greg Bettinelli and Anne MacDonald. Mr. Starrett, Mr. Brutocao, Mr. Bettinelli and Ms. MacDonald are all independent directors as defined under the applicable rules and regulations of the SEC and the NYSE. Our nominating and corporate governance committee has a written charter that sets forth the committee’s purpose and responsibilities. A copy of the charter is available on our website and described under “Availability of Corporate Governance Information” on page 12.

Our nominating and corporate governance committee met four times during fiscal 2018.

Identifying and Evaluating Director Candidates

Our nominating and corporate governance committee will consider persons recommended by stockholders for inclusion as nominees for election to our board of directors. Stockholders wishing to recommend director candidates for consideration by the nominating and corporate governance committee may do so by writing to the Corporate Secretary at 15345 Barranca Pkwy., Irvine, California 92618, and giving the recommended nominee’s name, biographical data and qualifications, accompanied by the written consent of the recommended nominee.

The evaluation process for director nominees who are recommended by our stockholders is the same as for any other nominee and is based on numerous factors that our nominating and corporate governance committee considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity reflecting ethnic background, gender and professional experience, and the extent to which the nominee would fill a present need on our board of directors.

Each of Lisa G. Laube, Anne MacDonald and Brad Weston was appointed to the board of directors during 2018 upon the recommendation of the nominating and corporate governance committee. Each was identified by company management and other members of the board of directors, and prior to their appointment, met with members of the committee and various other members of the board or directors.

Board Diversity

While we do not have a formal policy outlining the diversity standards to be considered when evaluating director candidates, our objective is to foster diversity of thought on our board of directors. To accomplish that objective, the nominating and corporate governance committee considers ethnic and gender diversity, as well as differences in perspective, professional experience, education, skill, and other qualities in the context of the needs of our board of directors. Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis prohibited by law. The nominating and corporate governance committee evaluates its effectiveness in achieving diversity on the board of directors through its annual review of board member composition.

Availability of Corporate Governance Information

Our board of directors has adopted charters for our audit, compensation, and nominating and corporate governance committees describing the authority and responsibilities delegated to the committee by our board of directors. Our board of directors has also adopted corporate governance guidelines and a code of business conduct and ethics that applies to all of our employees, including our executive officers and directors, and those employees responsible for financial reporting. As required under the applicable rules and regulations of the SEC and the NYSE, our code of business conduct and ethics addresses, among other things, conflicts of interest, public disclosure, corporate opportunities, confidentiality, fair dealing, protection and proper use of listed Company assets, compliance with laws, rules and regulations, whistleblowing and enforcement provisions. Any waiver of our code of business conduct and ethics with regard to a director or executive officer may only be authorized by our board of directors or the audit committee. We intend to disclose any amendments to the code of business conduct and ethics, or any waivers of its requirements, on our website to the extent required by applicable rules and regulations of the SEC and the NYSE. We post on our website, at http://investor.bootbarn.com, the charters of our audit, compensation, and nominating and corporate governance committees and our corporate governance guidelines and the code of business conduct and ethics referenced above. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement. These documents are also available in print to any stockholder requesting a copy in writing from our Corporate Secretary at 15345 Barranca Pkwy., Irvine, California 92618.

Communications with our Board of Directors

Stockholders and other interested parties wishing to communicate with our board of directors or with an individual member of our board of directors may do so by writing to our board of directors or to the particular member of our board of directors, and mailing the correspondence to our Corporate Secretary at 15345 Barranca Pkwy., Irvine, California 92618.

All such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our board of directors.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees

Our Nominating and Corporate Governance Committee recommended, and the board of directors nominated:

•Peter Starrett

•Greg Bettinelli

•Brad J. Brutocao

•James G. Conroy

•Lisa G. Laube

•Anne MacDonald

•Brenda I. Morris

•Brad Weston

as nominees for election as members of our board of directors. Each nominee is presently a director of our Company and has consented to serve a one‑year term if elected, concluding at the 2019 Annual Meeting of stockholders, and other than Lisa G. Laube, Anne MacDonald and Brad Weston, each nominee was elected at the 2017 annual meeting of stockholders for which proxies were solicited. Biographical information about each of our directors, including the nominees, is contained in the section above. At the Annual Meeting, eight directors will be elected to our board of directors.

Required Vote

The eight nominees receiving the highest number of affirmative “FOR” votes shall be elected as directors. Unless marked to the contrary, proxies received will be voted “FOR” each of these eight nominees.

Recommendation of the Board

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF THE ABOVE‑NAMED NOMINEES.

DIRECTOR COMPENSATION

In connection with our initial public offering in October 2014, our board of directors approved a compensation policy for our directors who are not our employees and who are not affiliated with Freeman Spogli & Co. (“Outside Directors”). This compensation policy was updated and approved at the meeting of the Compensation Committee held on May 8, 2018. Under this revised policy, Outside Directors receive an annual cash retainer of $50,000, payable quarterly, and reimbursement of expenses relating to attendance at board of directors and board committee meetings. In addition, the chairperson of our board of directors, if an Outside Director, receives an additional annual cash retainer of $25,000,  the chairperson of our audit committee, if an Outside Director, receives an additional annual cash retainer of $20,000, the chairperson of our compensation committee, if an Outside Director, receives an additional annual cash retainer of $15,000, and the chairperson of our nominating and corporate  governance committee, if an Outside Director, receives an additional annual cash retainer of $10,000, payable quarterly.

In addition to the cash compensation discussed above, beginning in fiscal 2017, we have granted to our Outside Directors under our 2014 Equity Incentive Plan restricted shares of our common stock with a market value of $50,000 (determined in May).  Beginning in fiscal 2019, we will grant to our Outside Directors under our 2014 Equity Incentive Plan restricted shares of our common stock with a market value of $75,000 (determined in May). These shares are subject to forfeiture provisions that lapse on the first anniversary of the date of grant subject to continued service as a member of our board of directors.

Our board of directors recognizes that stock ownership by directors may strengthen their commitment to the long‑term future of our Company and further align their interests with those of our stockholders. Accordingly, our Outside Directors are encouraged to own shares of our common stock (including shares owned outright, unvested shares, and stock options or other equity grants) having a value over time of at least three times their annual cash retainer until he/she leaves the board of directors.

Director Compensation Table

The following table sets forth a summary of the compensation paid to our Outside Directors in fiscal 2018. Each of Ms. Laube, Ms. MacDonald and Mr. Weston are not included in the table because each joined our board of directors after the end of fiscal 2018. Each of Ms. Laube, Ms. MacDonald and Mr. Weston will receive the same compensation payable to other Outside Directors from the date of appointment.

	Fees Earned or			All Other
Name	Paid in Cash	Share Awards (1)	Option Awards	Compensation	Total
Greg Bettinelli	$40,000	$29,065	$-	$-	$69,065
Brenda Morris	55,000	29,065	-	-	84,065
Peter Starrett	65,000	29,065	-	-	94,065

(1)

The amounts in this column reflect the aggregate grant date fair value of each share award granted during the fiscal year, computed in accordance with ASC 718. The valuation assumptions used in determining such amounts are described in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2018.

The following table lists all outstanding equity awards held by our directors as of March 31, 2018.

	Option Awards				Stock Awards (1)
Name	Date of Grant	Number of Shares Underlying Option	Exercise Price	Option Expiration Date	Date of Grant	Shares/units not vested (#)	Market value of units not vested ($)

Greg Bettinelli	1/27/2012	6,972	$4.00	1/27/2022
	1/27/2012	29,445	6.00	1/27/2022
	1/27/2012	19,630	8.00	1/27/2022
					6/5/2017	4,726	83,792

Peter Starrett	1/27/2012	58,875	6.00	1/27/2022
	1/27/2012	39,250	8.00	1/27/2022
	12/21/2012	36,972	5.47	12/21/2022
	12/21/2012	14,945	7.47	12/21/2022
	12/21/2012	59,780	9.21	12/21/2022
	12/21/2012	14,945	11.21	12/21/2022
					6/5/2017	4,726	83,792

Brenda Morris					6/5/2017	4,726	83,792

(1)	The restricted stock units held by the directors as of March 31, 2018 were granted on June 5, 2017 and vested fully on the one year anniversary of the date of grant.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of July 1, 2018:

Name	Age	Position
James G. Conroy	48	President, Chief Executive Officer and Director
Gregory V. Hackman	56	Chief Financial Officer and Secretary
Laurie Grijalva	60	Chief Merchandising Officer

James G. Conroy.  Mr. Conroy has been a director and our President and Chief Executive Officer since 2012. Prior to joining Boot Barn, Mr. Conroy was with Claire’s Stores, Inc. from 2007 to 2012 where Mr. Conroy served as Chief Operating Officer and Interim Co‑Chief Executive Officer in 2012, President from 2009 to 2012 and Executive Vice President from 2007 to 2009. Before joining Claire’s Stores, Inc., Mr. Conroy was also employed by Blockbuster Entertainment Group from 1996 to 1998, Kurt Salmon Associates from 2003 to 2005 and Deloitte Consulting in various capacities. Mr. Conroy received a bachelor’s degree in business management and marketing and a master’s degree in business administration from Cornell University.

Gregory V. Hackman.  Mr. Hackman has been our Chief Financial Officer and Secretary since January 2015. Prior to joining Boot Barn, Mr. Hackman was with Claire’s Stores, Inc. from 2008 to 2015 where Mr. Hackman served as Vice President of Finance and Global Controller. Before joining Claire’s Stores, Inc., Mr. Hackman served in a variety of financial roles, first at the May Department Stores Company, Inc. and then at Macy’s, Inc., for more than 20 years with responsibilities including financial planning, reporting and analysis, expense planning and payroll. Mr. Hackman also has experience in public accounting. Mr. Hackman received a B.S.B.A. from the University of Missouri.

Laurie Grijalva.  Ms. Grijalva has been our Chief Merchandising Officer since July 2014. From 2004 through July 2014, she was our Vice President of Buying and Merchandising. Ms. Grijalva joined Boot Barn in 1993 as Senior Merchant and has served in a variety of capacities since that time. Prior to joining Boot Barn, Ms. Grijalva was employed by LeRoy Knitted Sportswear, Grunewald Marx Apparel and Shelley’s Tall Girl Shops. Ms. Grijalva received a bachelor of arts degree in communications with an emphasis on marketing from California State University, Fullerton.

Each of our executive officers serves at the discretion of our board of directors (subject to the terms of their respective employment agreements described below) and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Compensation Committee Interlocks and Insider Participation

During fiscal 2018, our compensation committee was comprised of Brad J. Brutocao, Peter Starrett and J. Frederick Simmons. None of these individuals had any contractual or other relationships with us during such fiscal year except as directors. Except for Mr. Starrett, who served as our interim Chief Executive Officer from May to November of 2012, none of these individuals has ever been an officer or employee of our company. Currently, our Compensation Committee is comprised of Peter Starrett, Brad J. Brutocao, Lisa G. Laube and Brad Weston.

None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has or had one or more executive officers serving on our board of directors or compensation committee.

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers for fiscal 2018, 2017 and 2016.

Name and Principal Position	Fiscal Year	Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation (1)	Non-Qualified Deferred Compensation Earnings	All Other Compensation (2)	Total
James G. Conroy	2018	$712,693	$81,051	$267,548	$1,031,731	$-	$10,800	$2,103,823
President, Chief Executive Officer and Director	2017	695,483	105,804	357,742	-	-	10,600	1,169,629
	2016	663,462	224,998	614,062	-	-	12,053	1,514,575

Gregory V. Hackman	2018	339,067	15,621	71,367	245,452		10,800	682,307
Chief Financial Officer and Secretary	2017	331,560	24,885	137,745	-		10,600	504,790
	2016	325,000	24,987	68,230	-	-	76,863	495,080

Laurie Grijalva	2018	317,587	15,621	71,367	220,197		23,007	647,779
Chief Merchandising Officer	2017	308,646	19,908	102,683	-		10,600	441,837
	2016	296,154	54,989	150,105	13,550	-	14,355	529,153

(1)

Non‑Equity Incentive Plan Compensation represents the cash performance‑based bonus paid to the named executive officers pursuant to the achievement of certain Company and individual objectives relating to performance during the fiscal year with respect to which such bonuses are earned. The Company and individual performance objectives are determined by our compensation committee at the beginning of the fiscal year, but the assessment of the achievement of such objectives and payment of any such cash performance-based bonuses occurs after the completion of the fiscal year.

(2)	All Other Compensation for fiscal 2018 consisted of the following:

	401(k) Match	Payout of Accrued Vacation	Total
James G. Conroy	$10,800	$-	$10,800
Gregory V. Hackman	10,800	-	10,800
Laurie Grijalva	10,800	12,207	23,007

Salaries and non‑equity incentive awards

Our compensation committee assesses salary recommendations made by our senior management after reviewing those recommendations alongside our performance and financial condition for the fiscal year and carefully evaluating each executive officer’s performance during the fiscal year, subject to the requirements set forth in any applicable employment agreement. Our compensation committee also establishes an annual incentive bonus program designed to reward our senior executives for achieving targeted amounts of a variation of Adjusted EBIT set at the beginning of the fiscal year, as well as additional individual performance goals in the case of one of our senior executives. Regardless of any bonus criteria set forth in their employment agreements, our compensation committee, with the consent of Messrs. Conroy and Hackman, determined that the annual incentive bonus for fiscal 2018 for Messrs. Conroy and Hackman would be based entirely on the achievement of the variation of Adjusted EBIT target set by our compensation committee at the beginning of the fiscal year. If that target was achieved, Mr. Conroy and Mr. Hackman would be awarded bonuses equal to 100% and 50%, respectively, of their base salaries, and if that target were exceeded, then their bonuses would be increased, as a percentage of their base salary, on a sliding scale based on the amount by which the target was exceeded, up to 200% and 100%, respectively, of their base salaries. The annual incentive bonus for fiscal 2018 for Ms. Grijalva was based on the achievement of targets more closely related to individual performance, which consisted of a merchandise margin target,  sales target for our private brands, and a discretionary bonus target in addition to that variation of Adjusted EBIT target, in each case set by our compensation committee at the beginning of fiscal 2018.  The aggregate of these four bonus components for Ms. Grijalva is a total target bonus amount of 50% of her base salary, and is paid only if the Adjusted EBIT target is met. In addition, if the Adjusted EBIT target was exceeded, then the portion of her bonus based on that target, or 20%, would be increased on a sliding scale based on the amount by which the target was exceeded, up to a maximum amount of 40% of her base salary. If the merchandise margin target was exceeded, then the portion of her bonus based on that target, or 10%,  would be increased on a sliding scale based on the amount by which the target was exceeded, up to a maximum amount of 20% of her base salary. If the private brand sales target was exceeded, then the portion of her bonus based on that target, or 15%, would be increased on a sliding scale based on the amount by which the target was exceeded, up to a maximum amount of 30% of her base salary. Additionally, if the discretionary target was exceeded, then the portion of her bonus based on that target, or 5%, would be increased on a sliding scale based on the amount by which the target was exceeded, up to a maximum amount of 10% of her base salary. No corresponding additional bonus was possible with respect to the bonus components, and therefore the maximum aggregate bonus available to Ms. Grijalva for fiscal 2018 was 100% of her base salary.

Based on the foregoing and fiscal 2018 results, Mr. Conroy and Mr. Hackman received bonuses equal to 144.8% and 72.4%, respectively, of their fiscal 2018 base salaries. Based on the foregoing and fiscal 2018 results, Ms. Grijalva received a bonus equal to 69.3% of her fiscal 2018 base salary.

Employment agreements

The following descriptions of the employment agreements that we have entered into with Messrs. Conroy, Hackman and Ms. Grijalva are summaries only.

James G. Conroy

We entered into an employment agreement with Mr. Conroy on November 12, 2012, which was amended and restated as of April 17, 2015, pursuant to which Mr. Conroy serves as our President and Chief Executive Officer. Mr. Conroy’s employment agreement has an initial term of three years, after which it automatically renews each year for successive one‑year terms unless either party provides written notice of non‑renewal or his employment is otherwise terminated, in each case pursuant to the terms of his employment agreement.

Under his employment agreement, Mr. Conroy is entitled to a base salary of at least $625,000 per year. Mr. Conroy’s current base salary, as determined by the compensation committee on May 8, 2018 is $750,000. He is eligible to participate in our annual incentive bonus program. Mr. Conroy is also entitled to participate in our health and welfare benefit plans that are generally available to our executives.

If we terminate Mr. Conroy’s employment without “Cause” or if he resigns for “Good Reason” (as those terms are defined in his employment agreement) or if we provide Mr. Conroy with notice of non‑renewal, Mr. Conroy is entitled to receive, subject to his execution of a valid release of claims, severance pay equal to his base salary for a period of 12 months, an amount equal to 75% of his base salary payable on the sixtieth day following his date of termination, and any accrued but unpaid bonus relating to the fiscal year ended prior to his termination that would have been paid if he had remained employed as of the scheduled payment date for such bonus (the “Accrued Bonus”). In addition, if he timely elects COBRA health benefits coverage, Mr. Conroy shall be entitled to receive up to 12 monthly payments, each equal to the portion of the premium paid by us for COBRA coverage for active senior executives immediately prior to the termination date (the “Health Severance”). If Mr. Conroy’s employment is terminated without Cause, or if he resigns for Good Reason or if we provide Mr. Conroy with notice of non‑renewal within one year following, or three months preceding, a “Change of Control” (as such term is defined in his employment agreement), Mr. Conroy is entitled to receive the Health Severance and, subject to his execution of a valid release of claims and in lieu of the severance benefits described above, severance pay equal to his base salary for a period of 24 months, an amount equal to 150% of his base salary payable on the sixtieth day following his date of termination, and any Accrued Bonus. In addition, all of his unvested equity awards will immediately vest on his date of termination and become exercisable in accordance with their terms (“Accelerated Vesting”). If any amounts payable to Mr. Conroy pursuant to the Amended Agreement, taken together with any amounts or benefits otherwise payable to him by us and any other person or entity required to be aggregated with us for purposes of Section 280G of the Code, under any other plan, agreement, or arrangement (the “Covered Payments”), would be an “excess parachute payment” as defined in Section 280G of the Code and subject Mr. Conroy to the excise tax imposed under Section 4999 of the Code, and Mr. Conroy would receive a greater net after tax benefit by limiting the amount of such Covered Payments, then his employment agreement requires us to reduce the aggregate value of all Covered Payments to an amount equal to 2.99 times Mr. Conroy’s average annual compensation as calculated in accordance with Section 280G of the Code. If Mr. Conroy’s employment is terminated due to his death, his personal representatives or heirs are entitled to receive, subject to execution of a valid release of claims, Accelerated Vesting, if applicable.

Gregory V. Hackman

We entered into an employment agreement with Mr. Hackman on January 8, 2015 pursuant to which Mr. Hackman serves as our Chief Financial Officer. Mr. Hackman’s employment agreement had an initial term of one year, after which it automatically renews each year for successive one‑year terms unless either party provides written notice of non‑renewal or his employment is otherwise terminated, in each case pursuant to the terms of his employment agreement.

Under his employment agreement, Mr. Hackman is entitled to a base salary of at least $325,000 per year. Mr. Hackman’s current base salary, as determined by the compensation committee on May 8, 2018 is $375,000.  He is eligible to participate in our annual incentive bonus program.  Mr. Hackman is also entitled to participate in our health and welfare benefit plans that are generally available to our executives. In connection with his initial hiring, Mr. Hackman received stock options to purchase 100,000 shares of our stock, at an exercise price equal to the fair market value of such shares on the grant date. Subject to the terms of the Company’s 2014 Equity Incentive Plan, Mr. Hackman’s stock options will vest at a rate of 20% per year on the first five anniversaries of the grant date. Mr. Hackman is also eligible to participate in the benefit plans of Boot Barn, Inc. provided to other senior executives.

If we terminate Mr. Hackman’s employment without “Cause”, if he resigns for “Good Reason” (as those terms are defined in his employment agreement), or if we provide notice of non-renewal, he is entitled to receive, subject to his execution of a valid release of claims, severance pay equal to his base salary for a period of 12 months and a prorated bonus based on the bonus he would have received for the fiscal year to which the bonus relates.

Laurie Grijalva

We entered into an employment agreement with Ms. Grijalva effective May 11, 2014 and amended on July 2, 2014.

Under her employment agreement, Ms. Grijalva is entitled to a base salary of at least $275,000 per year. Ms. Grijalva’s current base salary, as determined by the compensation committee on May 8, 2018 is $374,998.  Ms. Grijalva is eligible to participate in our annual incentive bonus program.  Ms. Grijalva is also entitled to participate in our health and welfare benefit plans available to other similarly situated officers of the Company. Ms. Grijalva receives reimbursement for reasonable business expenses of the type authorized by the Company.

If we terminate Ms. Grijalva’s employment without “Cause” (as defined in her employment agreement), then she is entitled to receive, subject to her execution of a valid release of claims, severance pay equal to her base salary for a period of six months.

Restrictive covenants

Each of our named executive officers is subject to certain non‑solicitation restrictions while employed and after termination of employment. In addition, each of our named executive officers is subject to confidentiality and non‑disparagement obligations.

Outstanding Equity Awards at Fiscal Year‑End

The following table provides information regarding outstanding equity awards held by our named executive officers as of March 31, 2018.

			Option Awards			Stock Awards (1)
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexerciseable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Shares/units not vested (#)	Market value of units not vested ($)
James G. Conroy	597	-	-	5.47	12/21/2022	-	-
	-	126,507	-	6.15	6/5/2025	-	-
						13,179	233,664
	28,569	114,273	-	7.11	5/20/2024	-	-
						11,904	211,058
	3,080	-	-	7.47	12/21/2022	-	-
	239,160	-	-	9.21	12/21/2022	-	-
	59,790	-	-	11.21	12/21/2022	-	-
	33,217	-	66,433	16.00	10/29/2022	-	-
	23,422	35,131	-	28.82	6/9/2023	-	-
						4,684	83,047

Gregory V. Hackman	-	33,745	-	6.15	6/5/2025	-	-
						2,540	45,034
	11,000	44,000	-	7.11	5/20/2024	-	-
						2,800	49,644
	60,000	40,000	-	19.30	1/26/2023	-	-
	2,603	3,903	-	28.82	6/9/2023	-	-
						520	9,220

Laurie Grijalva	58,875	-	-	6.00	1/27/2022	-	-
	-	33,745	-	6.15	6/5/2025	-	-
						2,540	45,034
	8,200	32,800	-	7.11	5/20/2024	-	-
						2,240	39,715
	39,250	-	-	8.00	1/27/2022	-	-
	5,726	8,587	-	28.82	6/9/2023	-	-
						1,144	20,283

(1)	The restricted stock units held by the named executive officers as of March 31, 2018 were granted on either June 9, 2015, May 20, 2016 or June 5, 2017 and vest equally over a five year period.

Equity Compensation Plan Information

As of March 31, 2018, the following table shows the number of securities to be issued upon exercise of outstanding equity awards under our equity compensation plans.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Equity Awards (a)	Weighted-Average Exercise Price of Outstanding Equity Awards (b) (3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Stockholders (1)	1,381,363	$12.12	1,778,481
Equity Compensation Plans Not Approved by Stockholders (2)	916,941	$8.23	689,682
Total	2,298,304	$10.40	2,468,163

(1)	Represents our 2014 Equity Incentive Plan.

(2)	Represents our 2011 Equity Incentive Plan.

(3)	The weighted-average exercise price presented is the weighted-average exercise price of vested and unvested options and excludes restricted stock units.

REPORT OF THE AUDIT COMMITTEE

For fiscal 2018, the board of directors appointed an Audit Committee consisting of Brenda I. Morris, the chair of the committee, Peter Starrett and Greg Bettinelli, each of whom is an “independent” director, as defined under the applicable rules and regulations of the SEC and of the NYSE and meets the requirements for financial literacy under the applicable rules of the NYSE. Our board of directors has determined that Brenda I. Morris is an “audit committee financial expert” as defined under the applicable rules of the SEC. In arriving at this determination, the board of directors has examined each Audit Committee member’s scope of experience in financial roles and the nature of their employment.

The purpose of the Audit Committee is to provide oversight of the Company’s accounting and financial reporting processes, the audits of the financial statements of the Company and the Company’s compliance with applicable legal requirements and regulations. The primary responsibilities of the Audit Committee include reviewing and pre‑approving the engagement of our independent registered public accounting firm, reviewing our annual and quarterly financial statements and reports, discussing the statements and reports with our independent registered public accounting firm and management, and reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. Our board of directors has adopted a written charter for the Audit Committee, available at http://investor.bootbarn.com that reflects, among other things, requirements of the Sarbanes‑Oxley Act of 2002, rules adopted by the SEC, and rules of NYSE. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and Deloitte & Touche LLP (referred to as “Deloitte”), the Company’s independent registered public accounting firm, the audited financial statements at March 31, 2018 and April 1, 2017 and for each of the years in the three‑year period ended March 31, 2018. The Audit Committee discussed with Deloitte the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees, and other applicable regulations. This included a discussion of Deloitte’s judgments as to the quality, not just the acceptability, of our Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee received from Deloitte, written disclosures and the letter required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence. The Audit Committee and Deloitte also discussed Deloitte’s independence from management and our Company, including the matters covered by the written disclosures and letter provided by Deloitte.

The Audit Committee discussed with Deloitte the overall scope and plans for its audit. The Audit Committee meets with Deloitte, with and without management present, to discuss the results of Deloitte’s examinations, its evaluations of our Company, the internal controls, and the overall quality of the financial reporting. The Audit Committee held four meetings during fiscal 2018.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board of directors approved, that the audited financial statements be included in the Annual Report on Form 10‑K for the fiscal year ended March 31, 2018 for filing with the Securities and Exchange Commission.

The report has been furnished by the Audit Committee to our board of directors.

Brenda I. Morris, Chairperson Greg Bettinelli Peter Starrett

The information contained in the “Report of the Audit Committee” is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act of 1933 unless and only to the extent that the Company specifically incorporates it by reference.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Deloitte & Touche LLP (referred to as “Deloitte”), an independent registered public accounting firm, to audit the consolidated financial statements of our Company for the fiscal year ending March 30, 2019, and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the audit committee will reconsider its selection. We anticipate that representatives of Deloitte will be present at the Annual Meeting, will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

Aggregate fees billed to our Company for the fiscal years ended March 31, 2018 and April 1, 2017 by Deloitte, our independent registered public accounting firm, are as follows:

	March 31, 2018	April 1, 2017
Audit fees (1)	$507,180	$504,180
Audit-related fees (2)	158,235	-
Tax fees (3)	302,346	357,846
All other fees (4)	1,895	1,895
Total	$969,656	$863,921

(1)

Audit fees include (i) fees associated with the audits of our consolidated financial statements, (ii) reviews of our interim quarterly consolidated financial statements, and (iii) other items related to Securities and Exchange Commission matters.

(2)	Audit‑related fees include services rendered in connection with secondary offerings.

(3)	Tax fees consist primarily of tax consultation services.

(4)	All other fees include subscription fees paid to Deloitte for use of an accounting research tool during the year ended March 31, 2018.

Audit Committee Pre‑Approval Policies and Procedures

Our audit committee has adopted policies and procedures for the pre‑approval of audit services, internal control‑related services and permitted non‑audit services rendered by our independent registered public accounting firm. Pre‑approval may also be given as part of our audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, case‑by‑case basis before the independent registered public accounting firm is engaged to provide each service.

All of the services provided by Deloitte described above were approved by our audit committee pursuant to our audit committee’s pre‑approval policies.

Vote Required

Ratification of the appointment of Deloitte to audit the consolidated financial statements of our Company for the fiscal year ending March 30, 2019 will require the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF OUR COMPANY FOR THE FISCAL YEAR ENDING MARCH 30, 2019.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who beneficially own more than ten percent of our common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock. Directors, executive officers, and ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms that we received during the year ended March 31, 2018, we believe that each person who at any time during such year was a director, officer, or beneficial owner of more than ten percent of our common stock complied with all Section 16(a) filing requirements during the year ended March 31, 2018, except that each of Mr. Conroy, Mr. Hackman and Ms. Grijalva filed an untimely Form 4 to report the Company’s withholding of shares of common stock to satisfy withholding taxes due in connection with the vesting of restricted stock units held (and previously reported) by such executive officer (an “RSU Withholding”). On May 23, 2018, Mr. Conroy filed a Form 4 reporting RSU withholdings on June 9, 2016, May 20, 2017 and June 9, 2017. On May 23, 2018, Mr. Hackman filed a Form 4 reporting RSU withholdings on May 20, 2017 and June 9, 2017. On April 26, 2018, Ms. Grijalva filed a Form 4 reporting RSU withholdings on June 9, 2016, May 20, 2017 and June 9, 2017.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of the record date, July 13, 2018, by the following:

•each of our directors and named executive officers;

•all of our directors and executive officers as a group; and

•each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

For further information regarding material transactions between us and certain of our stockholders, see “Certain Relationships and Related Party Transactions.”

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of the record date,  July 13, 2018.  Shares issuable pursuant to options are deemed outstanding for computing the percentage of the person holding such options, but are not outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

Our calculation of the percentage of beneficial ownership is based on 27,995,386 shares of common stock outstanding as of July 13, 2018.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Boot Barn Holdings, Inc., 15345 Barranca Pkwy., Irvine, California 92618.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned
Named Executive Officers and Directors:
Greg Bettinelli (1)	29,862	*
Brad J. Brutocao	-	-
Lisa G. Laube	-	-
Anna MacDonald	-	-
Brenda I. Morris (2)	20,818	*
Peter Starrett (3)	135,418	*
Brad Weston	-	-
James G. Conroy (4)	189,432	*
Gregory V. Hackman (5)	114,279	*
Laurie Grijalva (6)	92,143	*
All directors and executive officers as a group (10 persons)	581,952	2.0%
		.
5% Stockholders:
Frontier Capital Management Company, LLC (7)	2,282,128	8.2%
Franklin Resources Inc. (8)	1,549,623	5.5%

*Less than 1% of the outstanding shares of common stock.

(1)	The indicated shares consist of (i) 13,815 shares held of record and (ii) 16,047 shares subject to outstanding options which are exercisable within 60 days of July 13, 2018.

(2)	The indicated shares consist of 20,818 shares held of record.

(3)

The indicated shares consist of (i) 10,693 shares held of record, (ii) 50,000 shares held of record by the Starrett Family Trust, dated April 11, 1999, and (iii) 74,725 shares subject to outstanding options which are exercisable within 60 days of July 13, 2018.

(4)	The indicated shares consist of (i) 7,423 shares held of record and (ii) 182,009 shares subject to outstanding options which are exercisable within 60 days of July 13, 2018.

(5)	The indicated shares consist of (i) 21,626 shares held of record and (ii) 92,653 shares subject to outstanding options which are exercisable within 60 days of July 13, 2018.

(6)	The indicated shares consist of (i) 1,531 shares held of record and (ii) 90,612 shares subject to outstanding options which are exercisable within 60 days of July 13, 2018.

(7)

Frontier Capital Management Company, LLC is the holder of record of the indicated shares according to Amendment No. 2 to the Statement on Schedule 13G filed on February 7, 2018. The business address of Frontier Capital Management Company, LLC is 99 Summer Street, Boston, Massachusetts 02110.

(8)

Franklin Resources, Inc. is the holder of record of the indicated shares according to the Statement on Schedule 13G filed on February 6, 2018. The business address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, California 94403.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements, we describe below transactions and series of similar transactions during our last three fiscal years to which we were a party or will be a party, in which:

•the amounts involved exceeded or will exceed $120,000; and

•any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and named executive officers are described elsewhere in this proxy statement.

The following persons and entities that participated in the transactions listed in this section were “related persons” (as defined below) at the time of the transaction:

Transactions involving John Grijalva

John Grijalva, the husband of Ms. Grijalva, our Chief Merchandising Officer, works as an independent sales representative primarily for Dan Post Boot Company, Outback Trading Company, LTD and KS Marketing LLC. Mr. Grijalva conducts his business as an independent sales representative through a limited liability company of which he and Ms. Grijalva are members. We purchased merchandise from these suppliers in the aggregate approximate amounts of $17.0 million, $16.1 million, and $17.7 million in fiscal 2018, fiscal 2017, and fiscal 2016, respectively. Mr. Grijalva was paid commissions on these sales of approximately $1.1 million, $1.3 million, and $1.3 million, respectively, in these periods, a portion of which were passed on to other sales representatives working for Mr. Grijalva.

Leases and Other Transactions

During the fiscal year ended March 31, 2018, the Company had capital expenditures with Floor & Decor Holdings, Inc.,  a specialty retail vendor in the flooring market, that as of March 31, 2018 is 20.6%  owned by certain funds managed by Freeman Spogli & Co., which was our majority stockholder as of March 31, 2018.  These capital expenditures amounted to $0.3 million and $0.2 million in fiscal 2018 and fiscal 2017, respectively, and were recorded as property and equipment, net on the condensed consolidated balance sheet. There were no costs incurred with this vendor in fiscal 2016. Both Mr. Starrett, Chairman of the Board, and Mr. Brutocao, Director, currently serve on the board of directors at Floor & Decor Holdings, Inc. Ms. Laube, who joined our board of directors in July of 2018, is an executive officer of Floor & Decor Holdings, Inc.

Registration Rights Agreement

We are party to a registration rights agreement with Freeman Spogli & Co. and certain other signatories thereto that provides Freeman Spogli & Co. with the right to require us to register for resale shares of common stock. Freeman Spogli & Co. completed registered secondary offerings of common stock in each of January and May of 2018. The aggregate cost to the Company for these offerings was approximately $0.5 million. Following the completion of the May 2018 offering, Freeman Spogli & Co. no longer holds shares of the Company’s common stock.

Indemnification

We have agreed to indemnify each of the stockholders party to the registration rights agreement against certain liabilities in connection with a demand or piggyback registration of shares of common stock, including under the Securities Act of 1933, as amended.

Indemnification of Directors and Officers

Our amended and restated bylaws provide that we will indemnify and advance expenses to our directors and executive officers to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”). In addition, our amended and restated certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except as otherwise prohibited under the DGCL.

We have entered into customary indemnification agreements with each of our directors and executive officers. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL. Our indemnification agreements also provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the indemnification agreements are not exclusive.

There is no pending litigation or proceeding involving any of our directors or executive officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or executive officer.

Review, Approval or Ratification of Transactions with Related Persons

Our board of directors adopted a written statement of policy, effective immediately prior to the completion of our initial public offering, for the evaluation of and the approval, disapproval and monitoring of transactions involving us and “related persons”. For the purposes of the policy, “related persons” will include our executive officers, vice presidents, directors and director nominees or their immediate family members, stockholders owning 5% or more of our outstanding common stock or any entity in which any of the foregoing persons is an employee, general partner, principal or holder of a 5% or more ownership interest.

Our related person transactions policy requires:

•that any transaction in which a related person has a material direct or indirect interest and which exceeds $120,000, which we refer to as a “related person transaction”, and any material amendment or modification to a related person transaction, be evaluated and approved or ratified by our audit committee or by the disinterested members of the audit committee, as applicable; and

•that any employment relationship or transaction involving an executive officer and any related compensation solely resulting from that employment relationship or transaction must be approved by the compensation committee of our board of directors or recommended by the compensation committee to the board of directors for its approval.

In connection with the review and approval or ratification of a related person transaction:

•management must disclose to the audit committee or the disinterested members of the audit committee, as applicable, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•management must disclose to the audit committee or the disinterested members of the audit committee, as applicable, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•management must advise the audit committee or the disinterested members of the audit committee, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness;

•management must advise the audit committee or the disinterested members of the audit committee, as applicable, as to whether the related person transaction will be required to be disclosed in our SEC filings (to the extent it is required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with SEC rules); and

•management must advise the audit committee or the disinterested members of the audit committee, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes‑Oxley Act.

In addition, the related person transactions policy provides that the audit committee, in connection with any approval or ratification of a related person transaction involving a non‑employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent”, “outside” or “non‑employee” director, as applicable, under the rules and regulations of the SEC, the NYSE and the Code. In approving or rejecting any related person transaction, the audit committee or the disinterested members of the audit committee, as applicable, is required to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Prior to the effectiveness of the related persons transaction policy described above, we did not have any formal written policy regarding related party transactions, but any related party transaction was brought to the attention of our board of directors.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Pursuant to Rule 14a‑8 under the Exchange Act, any proposal that a stockholder of our Company wishes to have included in the proxy statement in connection with our 2019 Annual Meeting of Stockholders must be submitted to us no later than March 29, 2019, unless we change the date of our 2019  Annual  Meeting more than 30 days before or after September 7, 2019, in which case such proposal must be received a reasonable time before we begin to print and distribute our 2019 proxy materials. All such stockholder proposals must follow the procedures outlined in Rule 14a-8 under the Exchange Act.

In accordance with our amended and restated bylaws, stockholder proposals, including stockholder nominations for candidates for election as directors, that are intended to be presented by stockholders at the annual meeting of stockholders for the fiscal year ending March 30, 2019 but not submitted for inclusion in the proxy statement for our 2019 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, must be received by us no earlier than May 10, 2019 and no later than June 9, 2019, unless we change the date of our 2019 Annual Meeting more than 30 days before or more than 70 days after September 7, 2019, in which case stockholder proposals must be received by us not later than the close of business on the 10th day following the day on which we first make a public announcement of the date of such meeting. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. All such stockholder proposals must include the specified information described in our amended and restated bylaws.

Proposals and other items of business should be directed to the attention of the Corporate Secretary at our principal executive offices, 15345 Barranca Pkwy., Irvine, California 92618.

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the board of directors may recommend.

Dated: July 27, 2018

Boot Barn Holdings, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 5:00 p.m., Central Time, on September 6, 2018.
Vote by Internet
• Go to www.envisionreports.com/BOOT
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X	• Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

01 – Greg Bettinelli	☐	☐	02 – Brad J. Brutocao	☐	☐	03 – James G. Conroy	☐	☐

04 – Lisa G. Laube	☐	☐	05 – Anne MacDonald	☐	☐	06 – Brenda I. Morris	☐	☐

07 – Peter Starrett	☐	☐	08 – Brad Weston	☐	☐

	For	Against	Abstain
2. Ratification of Deloitte & Touche LLP as the independent auditor for the fiscal year ending March 30, 2019.	☐	☐	☐	Note: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

7 1 D V	+

02DXZA

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – Boot Barn Holdings, Inc.

Notice of 2018 Annual Meeting of Shareholders

15345 Barranca Pkwy, Irvine, California 92618

Proxy Solicited by Board of Directors for Annual Meeting – September 7, 2018

James G. Conroy and Gregory V. Hackman, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Boot Barn Holdings, Inc. to be held on September 7, 2018 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of directors and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)